EXHIBIT 17-1

PROTOCALL TECHNOLOGIES, INC

(the "Company")

Officer and Director Resignation

I hereby resign as Director and Officer of the Company, effective immediately.

Dated:  June 21st, 2010

/s/: Michael Gelmon

Michael Gelmon